Exhibit 99.1

Contacts
--------
Christine Brodeur or Robert Karpman             Debra DiMaria
Socket Media, Inc.                                  Chief Financial Officer
310-829-0556 or 310-829-0586                        516-535-3681
proginet@socketmedia.com                            debrad@proginet.com


          Proginet Announces Record First Quarter for Fiscal Year 2005

Garden City, N.Y.--November 23, 2004--Proginet [OTCBB: PRGF], developer of software to enable the controlled integration of data across enterprises of all sizes, announced today the financial results for the first quarter of FY 2005 which ended October 31, 2004.

Total revenues for the three months ended October 31, 2004 amounted to $2,037,750, an increase of 52% compared to total revenues of $1,342,695 for the equivalent period of October 31, 2003. Software license revenues amounted to $962,637, an increase of 168% compared to $359,773 for the same period in fiscal 2004. Software maintenance fees and other increased by 6%, amounting to $1,005,993, compared to software maintenance fees and other of $953,422 in the prior year's equivalent period. Professional service revenue amounted to $69,120, an increase of 134% compared to $29,500 for the same period in fiscal 2004. The Company reported a net income of $198,970 compared to a net loss of $202,695 for the three months ended October 31, 2004 and 2003, respectively.

"Top line growth, especially license revenue growth is a critical requirement for creating increased shareholder value. With the combination of improved marketplace conditions and major enterprise prospects, Proginet can expect continued growth in the quarters ahead," said Kevin M. Kelly, President and CEO.

                                                Financial Highlights
                                         Quarter Ending        Quarter Ending
                                        October 31, 2004      October 31, 2003

Software license revenue               $    962,637           $    359,773
Software maintenance fees and              1,005,993               953,422
other
Professional services                        69,120                 29,500
Total revenues                             2,037,750              1,342,695
Net income (loss)                           198,970               (202,695)
Income (loss) per share                       .02                   (.02)
Cash flows from operations                  502,020                (7,742)

                                         Quarter Ended           Year Ended
                                        October 31, 2004        July 31,2004

Cash and cash equivalents              $   1,273,502          $   1,130,443
Total assets                               6,566,123              6,424,171
Total liabilities                          2,113,799              2,257,317
Total stockholders' equity                 4,452,324              4,166,854


Annual Shareholder Meeting
Proginet Corporation's annual shareholder meeting is being held today at the offices of Proginet Corporation, 200 Garden City Plaza, Suite 220, Garden City, NY 11530, at 5 p.m. Eastern Time. Should you have any questions regarding the annual shareholder meeting, please contact Nancy Gluck at (516) 535-3683.

About Proginet Corporation
Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion(R), SIFT and SecurPass(R), support all major computing platforms, from PCs to mainframes. Proginet's global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of
Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations. The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).